Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000
212-757-3990

October 6, 2026

Sysco Holdings Corporation

1390 Enclave Parkway
Houston, Texas 77077-2099

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Sysco Holdings Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered pursuant to Rule 462(b) under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 6,039,881 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, that are being issued or are issuable pursuant to the Agreement and Plan of Merger, dated as of March 30, 2026 (the “Merger Agreement”), by and among Sysco Corporation, a Delaware corporation, the Company, Slider Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company , Slider Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of the Company , Slider Merger Sub 3, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company , JRD Unico, Inc., a Delaware corporation, Warehouse Realty, LLC, a Delaware limited liability company, and Ki Atlantic Holdings Limited, solely in its capacity as the initial Holder Representative (as defined in the Merger Agreement).

Sysco Holdings Corporation	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(1)	the Registration Statement;

(2)           the Merger Agreement;

(3)           the form of Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”), included as Exhibit 3.2 in the currently effective Registration Statement on Form S-4 (Registration No. 333-297217), as amended (the “Prior Registration Statement”); and

(4)           the form of Amended and Restated Bylaws of the Company, included as Exhibit 3.4 in the Prior Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and bylaws, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

Sysco Holdings Corporation	3

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that the Merger Agreement is a legal, valid and binding obligation of each party to it other than the Company, enforceable against each such party in accordance with its terms. We have further assumed that the Amended and Restated Certificate of Incorporation will be properly filed with the Secretary of State of the State of Delaware, as contemplated under the Merger Agreement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

Sysco Holdings Corporation	4

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP